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                                                                      EXHIBIT 11



                      CAPITAL ONE FINANCIAL CORPORATION
                      COMPUTATION OF PER SHARE EARNINGS
                  THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                (dollars in thousands, except per share data)

                                                                             THREE MONTHS ENDED
                                                                                   MARCH 31
----------------------------------------------------------------------------------------------------------
                                                                              1997               1996
==========================================================================================================
PRIMARY
    Net income                                                         $       42,482       $     38,013
==========================================================================================================

WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING
    Average common shares outstanding                                      66,335,711         66,156,572
    Net effect of dilutive restricted stock (1)                                 4,768             20,054
    Net effect of dilutive stock options (1)                                1,559,332            557,945
----------------------------------------------------------------------------------------------------------
      Weighted average common and
         common equivalent shares                                          67,899,811         66,734,571
==========================================================================================================

EARNINGS PER SHARE                                                     $          .63       $        .57
==========================================================================================================

FULLY DILUTED
    Net income                                                         $       42,482       $     38,013
==========================================================================================================

WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING
    Average common shares outstanding                                      66,335,711         66,156,572
    Net effect of dilutive restricted stock (2)                                 5,119             21,900
    Net effect of dilutive stock options (2)                                1,559,332            628,002
----------------------------------------------------------------------------------------------------------
      Weighted average common and
         common equivalent shares                                          67,900,162         66,806,474
==========================================================================================================

EARNINGS PER SHARE                                                     $          .63       $        .57
==========================================================================================================

(1)      Based on the treasury stock method using average market price.

(2) Based on the treasury stock method using the higher of ending or average market price.

         The calculations of common and common equivalent earnings per share and fully diluted earnings per share are submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although both calculations are not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because there is dilution of less than 3%. The Registrant has elected to show fully diluted earnings per share in its financial statements.





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